Exhibit 99.1

NEWS RELEASE

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	William B. (Brad) Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION EXITS TARP

IONIA, Mich., Sept. 3, 2013 — Independent Bank Corporation (NASDAQ: IBCP) (the "Company") announced today that it completed the redemption of all of the shares of its Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series B (including all accrued and unpaid dividends) and related Warrant, both issued to the U.S. Department of the Treasury (the "Treasury") under the Troubled Asset Relief Program (TARP) Capital Purchase Program.  On Aug. 30, 2013, the Company paid a total of $81.0 million pursuant to the terms and conditions of the previously announced Securities Purchase Agreement, dated July 26, 2013, between the Company and the Treasury.  As a result, the Treasury no longer has any equity interest in the Company.

The redemption of the Preferred Stock and Warrant will result in annualized savings of approximately $4.6 million due to the elimination of the associated preferred dividends and related discount accretion.

The completion of this redemption was preceded by the Company's successful public offering of 11,500,000 shares of common stock in exchange for gross proceeds to the Company, before expenses, of $89.1 million on Aug. 28, 2013, and the Company's payment of all deferred interest with respect to each of the Company's subordinated debentures and related trust preferred securities on Aug. 29, 2013.

"Our exit from TARP represents the culmination of a very challenging and eventually rewarding period in the history of our organization" said Brad Kessel, President and CEO of the Company and Independent Bank.  "In December of 2008 we were pleased that the Treasury thought enough of Independent Bank to support us under its TARP Program with a $72.0 million investment.  Less than five years later, we repaid the aggregate financial assistance provided to us and have been able to completely exit the TARP Program.  This is the epitome of a total team effort, reflective of the dedication and commitment of our employees and the support of our shareholders and customers as well as the communities we serve."  Mr. Kessel commented further, "We now look forward to further strengthening our customer relationships and enhancing the value of our shareholders' investment in Independent Bank Corporation."

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.1 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation currently operates a 71-branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.